EXHIBIT 21

SUBSIDIARIES OF CENTRAL NEWSPAPERS, INC.

The following chart lists all six subsidiaries of Central
Newspapers, Inc. (the "Company") and the state of incorporation of each. Each subsidiary of the Company does business under its legal name.

                                            State of
        Name                                Incorporation

        Bradley Paper Company               Delaware
        Central Newsprint Company, Inc.     Indiana
        Indianapolis Newspapers, Inc.       Indiana
        Muncie Newspapers, Inc.             Indiana
        Phoenix Newspapers, Inc.            Arizona
        Topics Newspapers, Inc.             Indiana